Exhibit 14.1

BEAZER HOMES USA, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Effective Date – March 3, 2008

TABLE OF CONTENTS

1.0	INTRODUCTION

2.0	DUTY TO DISCLOSE AND REPORT

3.0	COMPLIANCE WITH ALL LAWS, RULES, AND REGULATIONS

4.0	CONFLICTS OF INTEREST

5.0	CORPORATE OPPORTUNITIES AND TRANSACTIONS WITH COMPANY CUSTOMERS, EMPLOYEES, AND PARTNERS

6.0	ACCOUNTING PRACTICES AND INTEGRITY OF RECORDS

7.0	DOCUMENT RETENTION

8.0	USE OF INSIDE INFORMATION

9.0	FAIR DEALING

10.0	WORKPLACE ENVIRONMENT

11.0	ANTITRUST AND COMPETITION

12.0	PROHIBITION AGAINST BRIBERY OF GOVERNMENT OFFICIALS

13.0	PROHIBITION AGAINST COMMERCIAL BRIBERY

14.0	ANTI-MONEY LAUNDERING AND ANTI-TERRORIST FINANCING

15.0	PROTECTION OF CONFIDENTIAL INFORMATION AND CUSTOMER PRIVACY

16.0	PROTECTION AND USE OF COMPANY ASSETS

17.0	ELECTRONIC COMMUNICATIONS AND COMPUTER SYSTEMS

18.0	CIVIC DUTIES AND COMPANY CONTRIBUTIONS

1.0	INTRODUCTION

Beazer Homes USA, Inc. and its subsidiaries (the “Company”) are committed to maintaining the highest ethical standards and compliance with the law at all levels.  This Code of Business Conduct and Ethics (the “Code”) is intended as an overview of guiding principles.1  The Code is not intended as a restatement of the Company’s policies and procedures, which can be found through various sources, including on The Beazer Way and in the Employee Handbook located on the Company’s Intranet.

Compliance with the Code is mandatory, and, the requirements of the Code apply to all Directors and Employees of the Company (collectively, “Employee(s)”).2  Adherence to the requirements of the Code is a condition of employment at the Company, but no contract of employment is intended or offered by reason of the Code.  Violations of the Code will not be tolerated and will result in appropriate action being taken against any Employee who has committed or participated in any such violations.

The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise.  Nor do the provisions of the Code address exclusively legal matters.  Because the Company’s business depends upon the reputation of the Company and its Employees for integrity and principled business conduct, by design the Code often goes beyond the requirements of applicable laws.  You must rely on your good sense of what is right, including a sense of when it is appropriate to seek guidance regarding the appropriate course of conduct.  In order to ensure that the Company can maintain the respect of customers, Employees, Partners,3 regulatory authorities, governmental authorities and the communities in which the Company operates, you should ask yourself whether the conduct that is being contemplated would withstand public disclosure and scrutiny and whether it would be consistent with the Company’s Core Value Statement:

[1]	A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.beazer.com and on the Company’s Intranet.

[2]	The Code applies to all Employees including the Company’s senior financial officers as set forth in Section 406 of the Sarbanes-Oxley Act of 2002 and applicable rules.

[3]
“Partner” is defined as  any individual or entity that supplies products or services to the Company and includes for example, vendors, subcontractors, suppliers, service providers, trade partners, contractors and any other person or entity that otherwise conducts business with the Company.

Beazer is committed to earning the trust of customers, Employees, and Partners through open communication, responsiveness and respect.

The Company will from time-to-time publish Interpretative Guidelines for this Code (the “Guidelines”) to provide more detailed explanations and guidance about how the Code applies in particular circumstances.  Copies of the Guidelines may be obtained from the Corporate Office or from the Company’s Intranet.  Additionally, the Company has many specific policies and procedures that provide Employees with guidance on various matters relevant to their work and conduct, and you must be familiar with those policies and procedures that are relevant to your work and conduct at the Company.

To ensure that all Employees understand their responsibilities under the Code, all new Employees will participate in introductory training on the Code.  In addition, all Employees will receive periodic and mandatory training on their responsibilities under the Code.  As an Employee, you are expected to attend these training sessions, and it is your responsibility to ensure that you understand your obligations and that you follow up with any questions with the appropriate resources and/or individuals if there are topics about which you are unclear.

To the extent you have any questions about the Code, the training program, or, more generally, the Company’s compliance program, you should ask your immediate supervisor or the Company’s Compliance Officer for clarification and/or additional information.

This Code supersedes any prior versions of the Code.  In any conflict with the existing Company policies and procedures already in place and communicated to Company Employees and/or Directors, this Code shall govern.

Any waivers of this Code for Directors, executive officers, or any senior financial officer may be made only by the Board of Directors or the Nominating/Corporate Governance Committee (“NCGC”), and must be promptly disclosed to shareholders in accordance with applicable laws, rules and regulations.

2.0   DUTY TO DISCLOSE AND REPORT

In addition to a duty to adhere to the Code and disclose any personal violations, Employees also have an obligation to report known or suspected violations of the Code, including situations in which the Company could be implicated as a result of unlawful conduct.  If an Employee knows or suspects a violation of the Code, the Employee must report the situation to the Company’s Head of Human Resources, the Company’s Compliance Officer, the Company’s Head of Audit & Controls or another person with appropriate supervisory authority with respect to the known or suspected violation or subject matter involved.  In situations involving a Director or the Chief Executive Officer (“CEO”), an Employee may also contact the Chair of the NCGC.  Known or suspected violations involving the individual to whom a report might otherwise be made should be made to a different representative of the Company.

Alternatively, suspected or known violations may be reported by calling the Ethics Hotline:

1-800-383-0863

or by submitting a report (an “Online Form”) via the website address below, which address can also be found on the Company’s Internet:

https://www.integrity-helpline.com/Beazer.jsp

Both the Ethics Hotline and Online Forms are operated by an independent third-party company.  No report submitted through the Ethics Hotline or Online Form that addresses conduct or actions of a specific individual will be delivered to that individual.

If you choose, you may report any concerns on an anonymous basis via the Ethics Hotline or Online Form.  For Employees submitting reports by any other means and wishing to remain anonymous, reasonable steps will be taken to ensure that the identity of the reporting Employee is kept confidential.

The Company is committed to providing an open and honest environment, and any reports, whether made to an individual, to the Ethics Hotline, through an Online Form or otherwise, will be handled in a fair and respectful manner.  Reports will be shared only with appropriate personnel, including the Company’s Compliance Officer.  To protect the rights of each Employee, no attempt to discipline or retaliate against any Employee for reporting in good faith known or suspected violations of the Code, law or Company policies will be permitted or tolerated.  If you believe you have been subject to harassment or retaliation, you should contact a Human Resources Representative, the Company’s Head of Human Resources or the Company’s Compliance Officer.

Additionally, stockholders and other interested parties wishing to communicate directly with the Non-Executive Chairman or non-management directors as a group may do so by addressing their communications to the Ethics Hotline and specifically referencing them as communications for the Non-Executive Chairman or non-management directors.

The names and phone numbers for the individuals to whom known or suspected violations of the Code may be reported, as well as information related to the Ethics Hotline and Online Forms, can be found in the Guidelines.

2.1.	Investigations

All reports of known or suspected violations will be taken seriously, and, if warranted, investigated in compliance with all relevant laws.

2.2.	Consequences

If it is determined that there have been violations of the Code, including unlawful conduct,  a designated person shall determine the appropriate actions to be taken.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code, and may include but are not limited to, disciplinary action, up to and including termination or in the case of a Director, removal from the Board.  In determining what action is appropriate in a particular circumstance, the Board or its designees will consider all relevant information, including, for example, the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the Employee(s) in question had been advised prior to the violation as to the proper course of action and whether the Employee(s) in question had committed other violations in the past.

3.0   COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS

The Company is committed to ensuring compliance with all applicable federal, state and local laws and with all applicable rules and regulations set forth by governmental agencies, stock exchanges on which the Company’s shares are listed and any other regulatory bodies (collectively “Laws and Regulations”).  Employees must strive to comply at all times with all Laws and Regulations in connection with their service as Employees or Directors of the Company.

If it is unclear whether an action being considered would violate applicable Laws and Regulations, you should seek advance guidance from the Company’s Corporate Legal Department.  In the case of action by a Director, you should seek guidance from the Company’s Corporate Legal Department and/or Chair of the NCGC.

Violations of applicable Laws and Regulations may subject Employees to disciplinary action, up to and including termination or removal from the Board (in the case of a Director).

4.0	CONFLICTS OF INTEREST

Employees must avoid any actual or apparent conflict of interest with the Company.  A conflict situation can arise when an Employee takes actions or has interests that could make it difficult to perform his or her work objectively and effectively, or could reasonably appear to have interests that could make it difficult to perform his or her work objectively and effectively.  Conflicts of interest may arise when an Employee, or a Related Person (as defined below), receives an improper personal benefit as a result of his or her relationship with or position in the Company.  If such a situation arises, or you question whether a situation constitutes a conflict, you must immediately disclose the situation to your immediate supervisor, who, if necessary, should seek guidance from the appropriate individual(s).  The appropriate individual(s) from whom an Employee’s immediate supervisor may seek further guidance include the Division President, the Company’s executive officers (i.e. CEO, Chief Financial Officer (CFO), or Chief Operating Officer (COO)), and the Company’s Compliance Officer.  The Chair of the NCGC may also be an appropriate individual from whom to seek guidance if the matter involves a Director or the CEO.

The Code is not intended to prevent Employees from owning stock in publicly traded companies or from applying for membership or participating in civic, charitable or similar organizations.

4.1.	Related Persons

A relative or “Related Person” as used in the Code includes a person having any of the following relationships to an Employee:  an Employee’s spouse or significant other, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in law, in each case whether by blood, marriage or adoption, and anyone (other than tenants and domestic employees) who shares such Employee’s home.

4.2.	Directors

Each Director is required to notify the Chair of the NCGC, in writing, as soon as such Director or any Related Person becomes involved with, or affiliated with, any activity, business or other entity which is in competition with the Company, is involved in any adversarial litigation matter with the Company or other proceeding adverse to the Company (except where disclosure is prohibited by Laws and Regulations), or has a business, charitable or other relationship with the Company.

4.3.          Employees

Employees must promptly disclose any potential or existing conflict of interest.  To assist in identifying any potential or existing conflicts of interest at the earliest possible time, an Employee must notify his or her immediate supervisor in writing before such Employee or Related Person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with or which has a business, charitable or other relationship with the Company.

4.4.          Resolving Potential Conflicts

In the case of an Employee, it is the duty of that Employee’s immediate supervisor, seeking any further guidance as is appropriate, to determine if a conflict of interest exists or if such activity is likely to impair the Employee’s ability to perform his or her assigned duties with the Company.  If the immediate supervisor determines that such activity is in conflict with the interests of the Company, or that the activity is likely to impair the Employee’s ability to perform his or her duties, a meeting should be scheduled with the Employee to discuss an appropriate resolution.

In the case of a Director, it is the responsibility of the Chair of the NCGC to determine whether a conflict of interest exists or such activity is likely to impair the Director’s ability to perform his or her duties as a Director of the Company.  If the Chair of the NCGC determines that such activity is in conflict with the interests of the Company, or that the activity is likely to impair the Director’s ability to perform his or her duties, a meeting will be scheduled with the Director and the Chair of the NCGC to discuss an appropriate resolution.

5.0	CORPORATE OPPORTUNITIES AND TRANSACTIONS WITH COMPANY CUSTOMERS, EMPLOYEES AND PARTNERS

Employees have a duty to the Company to advance the Company’s legitimate interests when the opportunity arises.  No Employee may:  (a) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company.  Accordingly, you must promptly inform your immediate supervisor of any business opportunity, prospect, proposed investment or other potential transaction that:  (1) becomes known to you by virtue of or as a result of your position with the Company or (2) is of a type or nature that might reasonably be of interest to the Company.  You may not pursue such opportunity, prospect, investment or other transaction for your personal account or for the benefit of any other non-Company business, without first offering the same to the Company and receiving the prior written approval of your immediate supervisor, who must seek any further guidance as is appropriate.

5.1.          Defining Transactions

The foregoing disclosure and prior approval requirements are not intended to apply to normal consumer purchases or transactions made by an Employee in the ordinary course for fair retail value, such as a purchase by an Employee of a product for the listed price from a Company Partner’s retail store.  Furthermore, an Employee may take advantage of discounts offered to all Employees of the Company, so long as he or she does not use his or her position with the Company to obtain an individual concession or discount that is not generally offered to Employees.  The guiding principle is that the Employee must not use the Company’s position, economic leverage, the prospect of future business or the like to secure a personal advantage.

If you fail to disclose or obtain prior approval for a transaction covered by this section because you were unaware of the Company’s relationship with a particular customer or Partner you must, immediately after becoming aware of the relationship, notify your immediate supervisor and: (a) your Division President if you work in a Division; (b) the Company’s Compliance Officer if you work in the Corporate Office, are a Division President or are a Regional President; or (c) the Chair of the NCGC if you are a Director.

5.2.          Certain Standards for All Transactions

Engaging in substantial personal transactions with the Company’s customers, Employees or Partners is strongly discouraged.  Doing so creates opportunities for serious conflicts of interest and may constitute a violation of a number of the principles outlined in this Code.  Entering into such transactions on anything other than arm’s length price and terms can compromise the independent judgment of an Employee.  In addition, such transactions may improperly divert the efforts and resources of the customer, Employee or Partner away from serving the Company’s interests.  Furthermore, it is always improper for an Employee to exploit the Company’s influence and business relationship with a customer or Partner for personal, individual gain that is not available to all Employees equally.

Accordingly, the Company requires regular disclosure of certain transactions with Company customers, Employees or Partners, prior approval of larger transactions and the observance of specific standards in all such transactions, as outlined in this section.

Employees are not permitted to use the Company’s relationship or influence with any customer, Employee, or Partner to achieve a personal, individual gain or advantage that is not available generally to Employees of the Company. Accordingly, any such transaction should generally be on arm’s length price and terms.

Employees are not permitted to expose the Company to any liability (financial or otherwise) for any personal or non-Company transaction.  If financing or credit is required for a personal transaction, the Employee must arrange for such financing or credit to be established in the Employee’s name, without any direct or indirect credit or financial guarantee by the Company.

The hiring of a customer, Employee or Partner by any Employee for personal purposes is strongly discouraged.  If you engage or hire a customer, Employee or Partner to provide services for a personal transaction: (a) such engagement may not interfere with the duties, performance or loyalty owed by you, the Partner or the Employee to the Company; (b) no Company equipment, supplies, facilities or other property may be used in performing such services; (c) such services must be performed on the hired Employee’s personal time; and (d) no undue influence may be exerted on the hired Employee or Company customer or Partner, nor may the customer or Partner be required to perform or discount the charges for such services.

5.3.          Employee Builds

Employees wishing to build or renovate homes for themselves, relatives, or  others must avoid potential conflicts of interest and must follow the policy and procedures for Employee Builds outlined on the Company’s Intranet.

5.4.          Periodic Disclosure of Transactions Exceeding $500.

All personal transactions with any Company customer, Employee or Partner, other than normal consumer purchases or transactions as defined in Section 5.1, greater than $500 must be disclosed to your immediate supervisor and: (a) your Division President if you work in a Division; (b) the Company’s Compliance Officer if you work in the Corporate Office, are a Division President or are a Regional President; or (c) the Chair of the NCGC if you are a Director.  Additionally, any Employee may direct questions to the Company’s Compliance Officer regarding the appropriate person to whom disclosure should be made.  If individual transactions are less than $500 but throughout the year the sum of those transactions meets or exceeds $500 with a particular Company customer, Employee or Partner, those transactions must be disclosed.

5.5.          Prior Approval of Transactions of $5,000 or More

All personal transactions with any Company customer, Employee or Partner, other than normal consumer purchases or transactions as defined in Section 5.1, greater than or equal to $5,000 must be disclosed to your immediate supervisor and approved in advance and in writing by: (a) your Division President if you work in a Division; (b) the Company’s Compliance Officer if you work in the Corporate Office, are a Division President or a Regional President; or (c) the Chair of the NCGC if you are a Director.  Additionally, any Employee may direct questions to the Company’s Compliance Officer regarding the appropriate person to whom disclosure should be made.  If individual transactions are less than $5,000 but throughout the year the sum of those transactions meets or exceeds $5,000 with a particular Company customer, Employee or Partner, those transactions must also be approved in advance.

In seeking such prior approval, you must provide to the appropriate individual a written summary of the specific transaction(s) including, at a minimum: (a) a list of the customers, Employees or Partners involved; (b) a summary of the scope, price and terms of the transaction; and (c) the schedule for any work to be performed.

5.6.          Gifts

No Employee shall ask, seek or solicit any potential or existing customer or Partner of the Company to furnish gifts of any value to the Employee, any other Employee or Related Person including any customer-sponsored or Partner-sponsored or paid trips or outings.  The acceptance of any “standing offers” by customers or Partners constitutes asking or seeking a gift.

In addition to the prohibition against asking, seeking or soliciting any potential or existing customer or Partner of the Company to furnish gifts, no Employee may accept on behalf of himself or herself or any other person, any gift, financial advantage or gain of other than a nominal value less than $250 offered as a result of his or her position as an Employee of the Company.  No cash gifts or cash-equivalent gifts, such as gift cards, may be accepted from a customer or Partner under any circumstances.

In no event shall any gift received by an Employee have the effect of reducing any benefit that the Company would otherwise receive from the transaction in question.

6.0	ACCOUNTING PRACTICES AND INTEGRITY OF RECORDS

The accuracy and reliability of the Company’s financial and business records is of utmost importance to the decisions the Company makes and to the Company’s compliance with its financial, legal and reporting obligations.  It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with all applicable accounting principles, and Laws and Regulations.  All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other such reports must accurately reflect the facts they represent.

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosures in all periodic reports required to be filed by the Company with the Securities and Exchange Commission, as required by applicable Laws and Regulations.  All books and records of the Company shall be kept in such a way as to fully and fairly reflect all Company transactions in accordance with the Generally Accepted Accounting Principles (“GAAP”) of the United States of America.  False and misleading entries in such records are unlawful and are not permitted, and no undisclosed or unrecorded funds or assets shall be established for any purpose.

The Company maintains a system of internal controls as provided for by all applicable Laws and Regulations.  A detailed description of the Company’s internal control policies and procedures can be found on the Company’s Intranet, and you should report any deficiencies that could adversely affect the Company’s ability to record, process, summarize or report financial data in a full, fair and accurate manner.

The Company’s public or certified public accountants shall be given access to all information necessary for them to conduct a proper audit. Employees must not take any action, nor may they direct any others to take any action, to fraudulently influence, coerce, manipulate or mislead any public or certified public accountant engaged in the audit or review of the Company’s financial statements for any purpose, including for the purpose of rendering those financial statements misleading.  Similarly, no Employee shall take any such action at the direction of any other Employee.  Any such actions taken at the direction of another Employee will be deemed to have been made “for the purpose of” rendering the financial statements misleading if the Employee involved knew or was unreasonable in not knowing the improper influence, if successful, would result in rendering financial statements materially misleading.

The knowing or deliberate falsification of any documents may be the basis for immediate discharge and may subject an Employee to civil and/or criminal sanctions.  As with any known or suspected violation of any provision of the Code, it is critical that you immediately report any known or suspected violations of this section of the Code.

7.0	DOCUMENT RETENTION

The orderly retention of Company records is required for business, tax, financial reporting, regulatory, legal and other reasons.  You therefore should be familiar with and comply with the Company’s document retention policies, including any particular requirements relevant to your responsibilities within the Company.  In situations where the Company has issued a notice instructing that documents within specified categories and/or time periods must be preserved (such as situations where the Company has received a subpoena and/or there is an imminent, threatened, or pending government investigation or civil litigation), Employees must comply with the requirements set forth in such notice.  If you believe that any records should be preserved beyond the stated requirements (for example, if you have knowledge of an imminent or threatened investigation or litigation), you should immediately contact the Company’s Compliance Officer or the Corporate Legal Department.

8.0	USE OF INSIDE INFORMATION

Insider trading, or trading stocks or other securities on the basis of “material non-public information,” is illegal and unethical and will not be tolerated.  The Company protects the integrity of the trading of the Company’s securities through strict enforcement of the prohibitions against insider trading set forth in federal securities Laws and Regulations. Employees may never trade in any securities of the Company while in possession of “material non-public information”.  Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities.  Information is material if it reasonably could affect the price of securities.  Information is “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information.

The prohibition against insider trading applies to the Company’s securities and to securities of other companies, including Company customers and Partners, if the Employee learns of material non-public information about those other companies in the course of his or her duties for the Company.

The sharing of material non-public information with anyone who may buy or sell securities is also prohibited, and such information should only be disclosed to key personnel and outside advisors whose work requires that they have the information.  Individuals who are not Employees and who receive material non-public information should be advised of their insider status and required to sign a confidentiality agreement, if appropriate, or instructed not to further disclose such information.  Material non-public information should not be passed on to others, including family members or others living in the same household, friends, acquaintances, members of the media or analysts.

To facilitate compliance with this policy and applicable Laws and Regulations, the Company prohibits trading in the Company’s securities by Employees at certain times.  Employees designated as “Insiders” receive a memorandum quarterly, and more frequently as necessary, outlining when trading in the Company’s securities is or is not permitted.  Certain periods are considered “Closed Periods” during which all individuals with access to financial and other material information about the Company may not purchase or sell any Company securities.  Even outside of Closed Periods, however, you may not buy or sell Company securities if you are in possession of material non-public information at the time you seek to make the transaction.  If an Employee leaves his or her employment at the Company during a Closed Period, the former Employee must not buy or sell any Company securities until the Closed Period ends.  In certain limited circumstances, such as financial hardship, trading during a Closed Period may be permitted on a case-by-case basis with the prior approval of the Company’s General Counsel.

In addition to the regular quarterly Closed Periods, at any time, the Company may designate a Closed Period during which all trading in Company securities, or the securities of companies identified by the Company at the time the Closed Period is designated with which the Company may do business or in which the Company may invest, is prohibited.  Other than the regularly scheduled Closed Periods, you may not disclose to any outside party that a Closed Period has been designated.

Certain Employees designated as “Insiders” shall comply with the additional procedures that have been established by the Company for trading in the Company’s securities.  Additionally, those Employees who are required to file reporting forms with the SEC shall ensure that all such forms, such as Form 4s, are filed within the specified time periods.

Any questions regarding compliance with this section of the Code should be directed to the Company’s General Counsel.

9.0	FAIR DEALING

The Company is committed to fair dealing.  Each Employee shall endeavor to deal fairly and in good faith with the Company’s customers, Employees, Partners, shareholders, regulators, competitors and others.  No Employee shall take unfair advantage of anyone through manipulation, concealment, use of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice, and the Company shall provide Equal Housing Opportunities for all.  Unfair dealing is both unethical and can rise to the level of fraud, thereby exposing Employees and the Company to criminal and/or civil liability for violation of anti-fraud laws, as well as antitrust laws.

10.0	WORKPLACE ENVIRONMENT

The Company is committed to providing a safe, respectful and professional workplace environment that is free from acts or threats of violence, harassment or discrimination.

10.1.        Discrimination

It is the Company’s policy to provide equal employment opportunities to all Employees and prospective Employees in every facet of its business.  All employment-related decisions, including hiring, training, compensation, promotion, transfer, benefits and disciplinary action, shall be made without regard to race, color, religion, national origin, sex, sexual orientation, marital status, age, disability, pregnancy and related medical conditions, veteran status or any other basis prohibited by law.  Deviation from this policy will not be tolerated and will be pursued aggressively by the Company.

10.2.        Harassment

Any form of harassment prohibited by law is unacceptable in the workplace and will not be tolerated by the Company.  Behavior constituting harassment on the basis of race, color, religion, national origin, sex, sexual orientation, marital status, age, disability, pregnancy and related medical conditions, veteran status or any other basis prohibited by law will be dealt with appropriately and may result in disciplinary action, up to and including termination of employment.  Conduct constituting harassment by the Company’s customers or Partners toward Employees or in the workplace will also not be tolerated.

11.0        ANTITRUST AND COMPETITION

The activities of the Company are subject to the antitrust and anti-competition laws of the United States and the states in which the Company conducts business.  Federal and state anti-competition laws prohibit agreements that may restrain trade or reduce competition.  Violations may include agreements with competitors or others to fix or control prices or to allocate territories or markets, and criminal violations are punishable by large fines and incarceration.  You must consult with the Corporate Legal Department on any matters that may raise potential antitrust concerns.

Unless prior approval has been received from the Company’s General Counsel, the Company prohibits Employees from participating in any discussions or other communications, understandings or agreements with, or for the benefit of, a competitor regarding matters that may raise potential antitrust concerns such as:

•	Raising, lowering, stabilizing or otherwise affecting prices, rates or commissions;

•	Allocating markets, territories or potential homebuyers or other customers;

•	Limiting the number of builders competing to sell homes;

•	Encouraging the boycott of a product or service;

•	Discussing what constitutes a “fair” profit level; or

•	Discussing credit terms.

Industry exchanges of price data or other sensitive information must strictly comply with legal requirements and should not be undertaken without approval of the Company’s General Counsel.

Employees are also prohibited from discussing with or providing to any competitor or other third party any artificially inflated bids, prices and/or other terms and conditions in order to lessen competition by, for example, conferring a commercial advantage upon a third party and/or creating a false appearance of legitimate competition within the industry.

12.0	PROHIBITION AGAINST BRIBERY OF GOVERNMENT OFFICIALS

Employees coming into contact with government officials, political parties, political party officials, political candidates and officials of public national and  international organizations must never make or offer any payment, or any other inducement, either directly or indirectly, to any of the foregoing individuals or related parties in an attempt to obtain a particular result for the Company.

13.0	PROHIBITION AGAINST COMMERCIAL BRIBERY

No commercial bribes or other similar payments or benefits shall be paid, either directly or indirectly, to the Company’s customers or Partners.  Commercial bribery includes any payment, or inducement, either directly or indirectly to any Employee or representative of a customer or Partner of the Company made for the purpose of influencing or affecting that individual’s business judgment or action.

14.0	ANTI-MONEY LAUNDERING AND ANTI-TERRORIST FINANCING

The Company is committed to complying with all applicable Laws and Regulations designed to combat money laundering and any action that facilitates the funding of criminal activities.  Money laundering involves the process of integrating profits from illegal activities into the legitimate financial system, and no Employee shall knowingly be involved in any such activity or ignore signs of suspicious activity.  Doing so will result in disciplinary action against the Employee by the Company and may subject both the Company and Employee to criminal and/or civil penalties.  If you become aware of or suspect potential money laundering activities, you must immediately report the activity to the Company’s Compliance Officer.

It is the policy of the Company, in accordance with applicable Laws and Regulations, not to willfully transact business with suspected terrorists or with entities or individuals that support terrorism or persons deemed to be associated with such persons or other Specially Designated Nationals identified by the Office of Foreign Asset Control.  Each Employee must adhere to federal Laws and Regulations blocking business with persons and entities from countries subject to sanction programs and must not transact business with any such individuals or entities.  If you become aware of or suspect potential violations of the applicable Laws and Regulations, or have any questions regarding those laws, you should contact the Company’s Compliance Officer.

The Company cooperates with its Partners to provide customer information that may be disclosed under the law so that the Company’s Partners may comply with the Laws and Regulations to which they are subject.

15.0	PROTECTION OF CONFIDENTIAL INFORMATION AND CUSTOMER PRIVACY

All Employees must maintain the confidentiality of information entrusted to them by the Company, its potential or existing customers, Partners or others related to the Company’s business.  Such information must not be used by an Employee or disclosed to others, except in support of Company business after disclosure is authorized by the Company or when legally mandated.  Confidential information includes all non-public information that, if disclosed, might be of use to competitors or harmful to the Company’s potential or existing customers, the Company or others.

The Company respects the privacy of its customers, and violating that privacy may result in criminal and/or civil liability for both the Company and the responsible Employee(s).  Employees must maintain the confidentiality and privacy of all personal, non-public information regarding the Company’s customers in accordance with all applicable Laws and Regulations, including customer financial information and medical information.  Employees must employ reasonable safeguards, including any appropriate physical, electronic and procedural measures to ensure that personal data about customers is not misused and is made available only to those persons who require such data in connection with the Company's business.

16.0	PROTECTION AND USE OF COMPANY ASSETS

Company information, materials, supplies, time, intellectual property, software, hardware, facilities and other assets are valuable resources owned, licensed or otherwise belonging to the Company.  Safeguarding Company assets is the responsibility of all Employees.  All Company assets must be used only for legitimate Company purposes.  The personal use of Company assets without permission of your immediate supervisor is strictly prohibited.

17.0	ELECTRONIC COMMUNICATIONS AND COMPUTER SYSTEMS

Electronic communications include all aspects of voice, video and data communication, such as e-mail, voicemail, fax, instant messaging, text messaging and the Internet.  It is the Company’s policy that Employees should use electronic communications on systems provided by the Company primarily for business purposes. Among other things, you must not participate in any online forum where the business of the Company, its customers or its Partners is discussed, and failure to abide by this may give rise to a violation of the Company’s policy regarding confidentiality and/or subject the Company to legal action.

The Company reserves the right to inspect all electronic communications made using systems provided by the Company within the confines of local laws.  You should not have an expectation of privacy when using Company systems.

The use of the Company’s technology systems to copy software or other copyrighted material is strictly prohibited.

18.0	CIVIC DUTIES AND COMPANY CONTRIBUTIONS

18.1.        Civic and Political Participation

The Company is an active participant in the democratic process at the national, state and local levels, within the parameters of the law.  The Company also encourages you to participate in our political system by voting, speaking out on public issues and becoming active in civic and political activities where appropriate.  It is important, however, that Employees clearly distinguish their personal views from those of the Company, unless specifically authorized by the Company to speak on the Company’s behalf.

18.2.        Lobbying

The Company recognizes your right, as an individual, to communicate with your elected public officials, and the Company encourages you to do so. However, if requested to make such contact on behalf of the Company, Employees must be cognizant of all Laws and Regulations regarding lobbying activities and strictly follow the applicable guidelines and reporting requirements.

18.3.        Charitable Activities and Outside Not-for-Profit Positions

The Company is committed to maintaining good will and to being a good civic neighbor.  Employees are encouraged to serve on not-for-profit boards and to participate in other volunteer capacities.

If an Employee intends to accept a position, whether volunteer or paid, or otherwise is or becomes affiliated with a not-for-profit organization with which the Company is involved in any transaction or to which the Company makes contributions, he or she must notify the Company CEO (in the case of Employees) or the Chair of the NCGC (in the case of a Director), who shall review the situation to determine if it will impair the Employee’s independence or otherwise create a conflict of interest for the Employee or Company.  If an Employee fails to so notify the Company CEO or the Chair of the NCGC prior to accepting such position because the Employee was unaware of the relationship between the Company and the organization, the Employee must provide notice thereof immediately after becoming aware of the relationship to the Company CEO or Chair of the NCGC who shall review the situation to determine if a conflict exists.  If an Employee serves in any capacity with a not-for-profit organization, that Employee may not represent either the Company or the organization in any transactions between them.

18.4.        Company Contributions (Charitable, Political or Business)

All contributions made on behalf of the Company or with any Company funds by an Employee must be approved in advance by the Company CEO.

Personal contributions of any kind may not be expensed.